EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Novelion Therapeutics, Inc. dated August 23, 2018, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated:	August 23, 2018
WHITEFORT CAPITAL MASTER FUND, LP
By: Whitefort Capital GP, LLC, its general partner

By:  /s/ David Salanic
             David Salanic, Co-Managing Partner

By:  /s/ Joseph Kaplan
             Joseph Kaplan, Co-Managing Partner

WHITEFORT CAPITAL MANAGEMENT, LP

By:  /s/ David Salanic
             David Salanic, Co-Managing Partner

By:  / s/ Joseph Kaplan
              Joseph Kaplan, Co-Managing Partner

/s/ David Salanic
     DAVID SALANIC

s/ Joseph Kaplan
    JOSEPH KAPLAN